UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 28, 2005

FIRST COMMUNITY CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Texas	0-32609	76-0676739
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

14200 Gulf Freeway Houston, Texas	77034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 996-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

As previously announced, on September 1, 2004, First Community Capital Corporation (the “Company”) entered into an Agreement and Plan of Reorganization, as amended on November 30, 2004 (as amended, the “Agreement”), with Wells Fargo & Company (“Wells Fargo”) pursuant to which a wholly-owned subsidiary of Wells Fargo will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Wells Fargo (the “Merger”). As set forth in the Agreement, each share of Company common stock and Company preferred stock outstanding immediately prior to the effective time of the Merger, other than dissenting shares, will be converted into the right to receive a number of shares of Wells Fargo common stock determined by dividing the “Adjusted Wells Fargo Shares” (as defined below) by the number of shares of Company common stock, Company preferred stock and Company stock options outstanding immediately prior to the effective time of the Merger. The Adjusted Wells Fargo Shares shall be the number equal to (i) $123,655,000 divided by (ii) the “Wells Fargo Measurement Price” (as defined below) (rounded to the nearest ten-thousandth). The Wells Fargo Measurement Price is defined as the average of the closing prices of a share of Wells Fargo common stock on the New York Stock Exchange for each of the twenty (20) consecutive trading days ending on the day immediately preceding the meeting of the Company’s shareholders to approve the Agreement (rounded to the nearest ten-thousandth).

The Company’s shareholders meeting will be held on July 29, 2005. Accordingly, the Wells Fargo Measurement Price is $61.7145 and the Adjusted Wells Fargo Shares is 2,003,662.0243.

Subject to approval of the Agreement by the Company shareholders at the Company’s shareholders’ meeting, the transaction is currently anticipated to be effective on July 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST COMMUNITY CAPITAL CORPORATION

Dated: July 28, 2005	By:	/s/ Nigel J. Harrison
Nigel J. Harrison
President and Chief Executive Officer